UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 5)

Tangoe, Inc.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

87582Y108
(CUSIP Number)

February 14, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 87582Y108	Page 2 of 5

1.	NAME OF REPORTING PERSONS Albert R. Subbloie, Jr.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION US
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 2,731,292
		6.	SHARED VOTING POWER
		7.	SOLE DISPOSITIVE POWER 2,731,292
		8.	SHARED DISPOSITIVE POWER
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,731,292 (1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.93%
12.	TYPE OF REPORTING PERSON IN

(1) The aggregate amount of shares beneficially owned includes 1,048,376 shares issuable upon exercise of options exercisable within 60 days from the date of the event requiring the filing of this statement.

CUSIP NO. 87582Y108	Page 3 of 5
Item 1.
	(a)	Name of Issuer:

Tangoe, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

35 Executive Blvd., Orange, Connecticut, 06477

Item 2.
	(a)	Name of Person Filing:

Albert R. Subbloie, Jr.

	(b)	Address of Principal Business Office or, if None, Residence:

908 Rainbow Trail, Orange, Connecticut, 06477

	(c)	Citizenship:

US

	(d)	Title of Class of Securities:

Common Stock, par value $0.001 per share

	(e)	CUSIP Number:

87582Y108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

2,731,292

	(b)	Percent of class:

6.93%

	(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

2,731,292

CUSIP NO. 87582Y108	Page 4 of 5

(ii) Shared power to vote or to direct the vote

(iii) Sole power to dispose or to direct the disposition of

2,731,292

(iv) Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of the Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

CUSIP NO. 87582Y108	Page 5 of 5
SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017
Date

/s/ Albert R. Subbloie, Jr.
Signature

Albert R. Subbloie, Jr.
Name/Title